UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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eXegenics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contact:	WaLisa M. Davenport eXegenics Inc. (214) 358-2000

William Fiske (Information Agent) Georgeson Shareholder Communications Inc. Banks and Brokers: (212) 440-9800 All Others Call Toll-Free: (800) 964-0733

eXegenics ANNOUNCES RESULTS OF CONSENT SOLICITATION

DALLAS, December 9, 2003 – eXegenics Inc. (Nasdaq: EXEG) today announced that IVS Associates, Inc., the proxy inspectors engaged by eXegenics to provide an independent tabulation of the consents and revocations submitted in connection with the Meyers-Weiss Group consent solicitation, reported that the votes cast were sufficient to elect a new slate of directors. As a result, five nominees of the Meyers-Weiss Group were elected as directors of eXegenics, replacing the former board of directors. eXegenics stated that its officers and employees were awaiting instructions from the new board in order to effectuate the orderly transfer of corporate authority.

Safe Harbor

This release contains forward-looking statements. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.